Exhibit 99.1

NEWS RELEASE
Contact:	Barry Sievert
Senior Director, Investor Relations
(214) 303-3437

DEAN FOODS REPORTS FIRST QUARTER 2010 RESULTS

First Quarter Diluted Earnings per Share of $0.24, Adjusted Diluted Earnings per Share of $0.23

Reporting Segments Realigned to Increase Focus on Value-Added Growth and Transformation

Expects Q2 Adjusted Diluted EPS of $0.23-$0.28, Suspends Full Year Guidance

Accelerating and Expanding Cost Reduction Efforts to Combat Pricing Pressures

DALLAS, May 10, 2010 – Dean Foods Company (NYSE: DF) today announced that for the first quarter 2010, the Company earned $0.24 per diluted share, as compared to first quarter 2009 earnings of $0.48 per diluted share. On an adjusted basis, first quarter diluted earnings per share were $0.23, compared to $0.52 per diluted share earned in the prior year’s first quarter.

For the first quarter of 2010, net income attributable to Dean Foods totaled $43 million, compared with $76 million in the prior year’s first quarter. Adjusted net income for the first quarter was $42 million, compared to adjusted net income of $83 million in the first quarter of 2009.

“We entered 2010 facing substantial margin pressure in our milk business as retailers compressed private label margins to attract value conscious consumers,” said Gregg Engles, Chairman and CEO. “Despite a very strong performance at WhiteWave-Alpro, these very low private label retails drained the profit pool of our regional brands, and led to consolidated results that were below our expectations.”

CONSOLIDATED RESULTS

Consolidated net sales for the first quarter totaled $2.97 billion, compared to $2.70 billion of consolidated net sales in the first quarter of 2009. Consolidated net sales increased in the quarter due to the pass-through of higher overall dairy commodity costs at Fresh Dairy Direct-Morningstar, the acquisition of Alpro and solid net sales growth among the value-added brands at WhiteWave-Alpro.

Summary of Dean Foods First Quarter 2010 Operating Results

	Q1 2010 $ millions (except EPS)	Y/Y Change
Consolidated Adjusted Operating Income:	$123	-40%
Interest Expense:	$58	-15%
Consolidated Adjusted Net Income	$42	-49%
Adjusted Diluted Earnings per Share:	$0.23	-56%

Consolidated operating income in the first quarter totaled $119 million, compared to $193 million in the first quarter of 2009. First quarter consolidated adjusted operating income totaled $123 million, compared to $205 million in the first quarter of 2009. The decline in first quarter consolidated adjusted operating income is due to significantly lower operating income in the traditional dairy business at Fresh Dairy Direct-Morningstar offset by strong growth in operating income in the value-added, branded WhiteWave-Alpro segment.

Total adjusted operating costs, including distribution, selling, marketing, and general and administrative costs, increased $74 million over the first quarter of 2009. Of this, approximately 60% of the increase in costs is attributable to three acquisitions completed in 2009. The remaining expense growth was primarily driven by transformation initiative support, higher fuel and freight costs at Fresh Dairy Direct-Morningstar and increased marketing support at WhiteWave-Alpro.

REPORTING SEGMENTS

In conjunction with today’s earnings report, the Company announced a realignment of its reporting segments. This change, which reflects the evolution of the Company’s business strategy, creates two segments: aligning the traditional dairy business under Fresh Dairy Direct-Morningstar and the value-added, branded businesses under WhiteWave-Alpro.

The two segments differ in their development, strategies and objectives. WhiteWave-Alpro, with $1.8 billion in annual sales, is a more highly developed business platform, focused on growth through value-added brands. This segment’s mission is to drive profitable growth through effective marketing and consumer resonant innovation. Fresh Dairy Direct-Morningstar, with $9.5 billion in annual sales, is focused on traditional dairy products sold under private labels and regional brands, where low cost is the critical factor to success. This segment is in the midst of a multi-year transformation initiative to significantly lower costs while increasing organizational capability.

The revised alignment will offer investors greater clarity into the relative performance of the businesses within the two operating segments, which is especially important given the recent acquisition of Alpro in mid-2009. Accordingly, selected recast segment financial information from 2009 is included below.

FRESH DAIRY DIRECT-MORNINGSTAR

Fresh Dairy Direct-Morningstar fluid milk volumes increased by 3.2% in the first quarter, compared to the balance of the industry that experienced approximately a 2% volume decline on a year over year basis*. Volume growth and the pass-through of higher average dairy commodity costs in the quarter resulted in Fresh Dairy Direct-Morningstar net sales of $2.5 billion, a 6% increase from $2.3 billion in net sales for the first quarter of 2009. The first quarter average Class I Mover was $14.74 per hundred-weight during the first quarter, 13% below the previous quarter, but 23% higher than the first quarter of 2009.

First Quarter 2010 Fresh Dairy Direct-Morningstar Detail

	Q1 2010 $ millions	Y/Y Change
Fluid Milk Volume	—	+3.2%
Operating Income	$127.0	-41%
Class I Mover	$14.74/cwt.	+23%
Class II Butterfat	$1.48/lb.	+31%

Across the balance of the Fresh Dairy Direct-Morningstar portfolio, the ice cream, cultured and creamer businesses experienced modest volume declines in the quarter, while ice cream mix volumes increased high single digits. Class II butterfat, a primary input for cultured products at Fresh Dairy Direct-Morningstar, averaged $1.48 per pound in the first quarter, 3% above the previous quarter and 31% above the year earlier period.

Fresh Dairy Direct-Morningstar operating income in the first quarter was $127 million, a decrease of 41% from $215 million reported in the first quarter of 2009. The fluid milk category continues to be highly challenging as retail pricing for private label milk remains well below historical levels, widening price gaps between branded and private label offerings beyond sustainable levels. The resulting consumer trade-down to lower-margin private label products remains a meaningful impediment to operating results. Additionally, retailers continue to pressure the highly competitive dairy processing industry for price concessions, creating an additional challenge to the business. The business was also impacted in the quarter by general volume weakness across the balance of the Fresh Dairy Direct-Morningstar portfolio and pricing in creamer and cultured products that did not keep pace with commodity inflation.

*	based on USDA data and Company estimates

WHITEWAVE-ALPRO

For the first quarter of 2010, the WhiteWave-Alpro segment reported net sales of $485 million, 35% higher than first quarter 2009 net sales of $360 million due to the benefits of the Alpro acquisition and strong volume driven net sales growth across the WhiteWave portfolio.

First Quarter 2010 WhiteWave-Alpro Detail

	Q1 2010 $ millions	Y/Y Change
Net Sales
WhiteWave-Alpro	$485	+35%
WhiteWave	$391	+9%
Alpro	$91	N/A

Operating Income
WhiteWave-Alpro	$44	+54%

Among the key brands at WhiteWave-Alpro, International Delight® Coffee Creamer net sales grew more than 25% on continued strength behind new innovation. Land O’Lakes® brand creamers increased sales in the high-single digits The organic milk category returned to positive growth in the quarter and Horizon Organic® milk sales outpaced the market to report mid-single digit net sales growth. Silk® brand sales also increased in the mid-single digits and Alpro sales increased in the high-single digits in the quarter on a constant currency basis.

Segment operating income in the first quarter for WhiteWave-Alpro was $44 million, an increase of 54% from $29 million in the first quarter of 2009. Solid net sales growth across the portfolio and expense control led to strong profit flow through at WhiteWave. Alpro also reported a solid profit quarter, contributing to the strong result.

Additionally, the WhiteWave-Alpro segment operating income includes a $2 million loss related to the Company’s Hero/WhiteWave joint venture.

RESTRUCTURING

To accelerate its cost reduction and capability building efforts, the Company is increasing the scale and scope of its efforts to reduce costs to every area of its business including business segments, supply chain and corporate functions. Today, the Company’s largest segment, Fresh Dairy Direct-Morningstar, announced a plan to eliminate 350-400 positions in addition to the approximately 150 positions that have already been eliminated so far in 2010. The action announced today will be rolled out over the balance of the year and is expected to result in approximately $25 million in annualized savings. The Company will share its plans going forward as it makes additional decisions regarding future cost reduction efforts over the balance of the year.

“The cost reduction strategy we have been pursuing is our single most important area of focus,” continued Engles. “We have discussed goals of $90 million in cost savings in 2010 and $300 million over three to five years. It’s now clear that we have to be much more aggressive in both the timing and magnitude of our efforts. Going forward, these efforts will include an increase in the scale of the initiatives we currently have underway, as well as an increase in the scope of those efforts across the business. We are developing plans to accelerate productivity across our entire cost structure, including production, distribution, sales, administration and corporate expenditures.”

CORPORATE EXPENSE

First quarter 2010 corporate expense totaled $48 million, compared to $39 million in the first quarter of 2009. The Company expects very limited year over year growth in corporate expense through the balance of the year.

CASH FLOW

Net cash provided by continuing operations for the three months ended March 31, 2010 totaled $71 million, compared to $185 million in the first quarter of 2009. Free cash flow provided by operations, which is defined as net cash provided by continuing operations less net capital expenditures, totaled $28 million for the three months ended March 31, 2010, compared to $146 million in the first quarter of 2009. A reconciliation between net cash provided by continuing operations and free cash flow provided by continuing operations is provided below.

Net capital expenditures for the first quarter of 2010 totaled $43 million, compared to $38 million in the same period of 2009.

Total debt at March 31, 2010, net of $48 million in cash on hand, was approximately $4.16 billion. The Company’s funded debt to EBITDA ratio, as defined by its credit agreements, was 4.43x as of the end of the first quarter, compared to a current covenant of 5.0x and an end of year step down in the covenant to 4.5x. The Company continues to focus on reducing overall leverage.

“Given the continuing challenges in the business, we are not on pace against our goals of deleveraging the balance sheet to approximately 3.5x funded debt to EBITDA by mid-2011,” stated Jack Callahan, Chief Financial Officer. “Therefore, we continue to closely monitor the capital markets and may choose to address our refinancing needs sooner than we’d previously anticipated. Both the bank and high yield financing markets have significantly improved over the past year, affording us multiple debt financing options to consider.”

FORWARD OUTLOOK

“Looking ahead at WhiteWave-Alpro we are on a solid path of volume, sales and profit growth that we expect to continue throughout 2010,” stated Engles. “Our branded business is very strong with significant momentum. We expect to continue to drive volume-led top-line growth through effective innovation and marketing, and to leverage this growth into another year of strong operating income growth.

“At Fresh Dairy Direct-Morningstar, the road ahead appears rocky, with a retail price environment that appears unsustainable, but has not yet abated. That makes it difficult to provide accurate guidance beyond the immediate quarter. The current pressures on FDD-Morningstar had a significant impact on Q1 results and could impact balance of year operating profits by up to $100 million if retailers continue to pursue a strategy of aggressive price promotion in private label milk. Additionally, dairy commodity prices are now expected to trend higher through the balance of the year, which could further pressure results.

“For the time being, we are going to provide specific guidance only for the next quarter, where our visibility is better. In this case, we expect adjusted diluted earnings per share in the second quarter to be $0.23-$0.28, essentially in-line with Q1 results. While we hope to see a more positive environment in the back half of the year, the uncertainty surrounding whether or when that will occur leads us to suspend our full year guidance for the present time.”

CONFERENCE CALL WEBCAST

A webcast to discuss the Company’s financial results and outlook will be held at 9:30 a.m. ET today and may be heard live by visiting the “Webcast” section of the Company’s site at www.deanfoods.com/investors. A slide presentation will accompany the webcast.

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States and a European leader in branded soy foods and beverages. The Company’s Fresh Dairy Direct-Morningstar segment is the largest U.S. processor and distributor of milk, creamer, and cultured dairy products. These offerings are marketed under more than 50 local and regional dairy brands, as well as through private labels. The WhiteWave-Alpro segment produces and sells an array of branded dairy, soy and plant-based beverages and foods. WhiteWave brands, including Silk® soy and almond milk, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O’LAKES® creamers, are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food products.

FORWARD-LOOKING STATEMENTS

Some of the statements in this press release are “forward-looking” and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These “forward-looking” statements include statements relating to, among other things, projected sales, operating income, net income, adjusted diluted earnings per share, debt covenant compliance and expected financial performance. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release. The Company’s ability to meet targeted financial and operating results, including targeted cost reductions, sales, operating income, net income and earnings per share depends on a variety of economic, competitive and governmental factors, including raw material availability and costs, the demand for the Company’s products, and the Company’s ability to access capital under its credit facilities or otherwise, many of which are beyond the Company’s control and which are described in the Company’s filings with the Securities and Exchange Commission. The Company’s ability to profit from its branding initiatives depends on a number of factors including consumer acceptance of the Company’s products. The forward-looking statements in this press release speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

CONTACT: Corporate Communications, Marguerite Copel, +1-214-721-1273; or Investor Relations, Barry Sievert, +1-214-303-3438

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The adjusted financial results contained in this press release are from continuing operations and are adjusted to eliminate the net expense or net gain related to the items identified below. This information is provided in order to allow investors to make meaningful comparisons of the Company’s operating performance between periods and to view the Company’s business from the same perspective as Company management. Because the Company cannot predict the timing and amount of charges associated with non-recurring items, closed or anticipated to close transaction-related costs, gains or losses on foreign exchange forward contracts or facility closings and reorganizations, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation for management, or in determining earnings estimates. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. These non-GAAP measures may be different than similar measures used by other companies.

(Tables to follow)

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DEAN FOODS COMPANY

Condensed Consolidated Income Statements

(Unaudited)

(In thousands, except per share data)

	GAAP		ADJUSTED
	Three months ended March 31,		Three months ended March 31,
	2010	2009	2010		2009
Net sales	$2,972,313	$2,702,938	$2,972,313		$2,702,938
Cost of sales	2,221,563	1,944,251	2,221,563		1,944,251

Gross profit	750,750	758,687	750,750		758,687
Operating costs and expenses:
Selling and distribution	474,995	424,143	474,995		424,143
General and administrative	152,289	131,562	152,289		129,664	(a)
Amortization of intangibles	2,863	1,908	2,863		1,908
Facility closing and reorganization costs	1,551	8,248	—	(b)	—	(b)
Loss attributable to noncontrolling interest in Hero JV	—	—	(2,214	)(c )	(1,713	)(c)

Total operating costs and expenses	631,698	565,861	627,933		554,002

Operating income	119,052	192,826	122,817		204,685

Interest expense	58,086	68,299	58,086		68,299
Other (income) expense, net	(179)	195	(179)		195

Income from continuing operations before income taxes	61,145	124,332	64,910		136,191

Income taxes	21,944	48,990	22,533	(d)	53,663	(d)

Income from continuing operations	39,201	75,342	42,377		82,528
Income (loss) from discontinued operations, net of tax	1,716	(142)	—	(e)	—	(e)

Net income	40,917	75,200	42,377		82,528
Net loss attributable to noncontrolling interest	2,237	1,046	—	(c )	—	(c)

Net income attributable to Dean Foods Company	$43,154	$76,246	$42,377		$82,528

Average common shares:
Basic	181,235	154,300	181,235		154,300
Diluted	183,344	157,255	183,344		157,255

Basic earnings per common share:
Income from continuing operations	$0.23	$0.49	$0.23		$0.53
Income (loss) from discontinued operations	0.01	—	—		—

Net income attributable to Dean Foods Company	$0.24	$0.49	$0.23		$0.53

Diluted earnings per common share:
Income from continuing operations	$0.23	$0.48	$0.23		$0.52
Income (loss) from discontinued operations	0.01	—	—		—

Net income attributable to Dean Foods Company	$0.24	$0.48	$0.23		$0.52

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$47,911	$47,632
Other current assets	1,556,241	1,581,337

Total current assets	1,604,152	1,628,969

Property, plant and equipment, net	2,079,338	2,108,879

Intangibles and other assets	4,076,998	4,106,093

Total Assets	$7,760,488	$7,843,941

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities, excluding debt	$1,127,596	$1,230,173

Total long-term debt, including current portion	4,200,838	4,228,979

Other long-term liabilities	1,033,563	1,017,557

Dean Foods stockholders’ equity	1,382,182	1,351,946
Noncontrolling interest	16,309	15,286

Total stockholders’ equity	1,398,491	1,367,232

Total Liabilities and Stockholders’ Equity	$7,760,488	$7,843,941

DEAN FOODS COMPANY

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Three months ended March 31,
	2010	2009
Operating Activities
Net cash provided by continuing operations	$70,910	$184,736
Net cash provided (used) in discontinued operations	—	(142)

Net cash provided by operating activities	$70,910	$184,594

Investing Activities

Additions to property, plant and equipment	(46,075)	(42,092)
Payments for acquisitions, net of cash received	—	(1,384)
Proceeds from sale of fixed assets	3,053	3,672

Net cash used in investing activities	(43,022)	(39,804)

Financing Activities
Net repayment of debt	(28,496)	(122,433)
Issuance of common stock, net of share repurchases for withholding taxes	(1,423)	640
Capital contribution from noncontrolling interest	3,260	4,019
Other	193	—

Net cash used in financing activities	(26,466)	(117,774)

Effect of exchange rate changes on cash and cash equivalents	(1,143)	—

Increase in cash and cash equivalents	279	27,016
Beginning cash balance	47,632	35,979

Ending cash balance	$47,911	$62,995

Computation of Free Cash Flow provided by continuing operations

Net cash provided by continuing operations	$70,910	$184,736
Net additions to property, plant and equipment	(43,022)	(38,420)

Free cash flow provided by continuing operations	$27,888	$146,316

DEAN FOODS COMPANY

Segment Information and Reconciliation of GAAP to Adjusted Earnings

(Unaudited)

(In thousands)

	Three months ended March 31, 2010
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b )	Non-Controlling Interest in Hero JV (c)	(Income) Loss Discontinued Operations (e)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$126,771	$—	$—	$—	$—	$126,771
Whitewave - Alpro	42,167	—	—	2,214	—	44,381
Corporate	(48,335)	—	—	—	—	(48,335)
Facility closing and reorganization costs	(1,551)	—	1,551	—	—	—

Total operating income	$119,052	$—	$1,551	$2,214	$—	$122,817

Net income attributable to Dean Foods Company (d) (e)	$43,154	$—	$939	$—	$(1,716)	$42,377

Diluted earnings per share	$0.24	$—	$—	$—	$(0.01)	$0.23

	Three months ended March 31, 2009
	GAAP	Closed Deal Costs (a)	Facility Closing & Reorganization Costs (b )	Non-Controlling Interest in Hero JV (c)	(Income) Loss Discontinued Operations (e)	Adjusted
Segment operating income (loss):

Fresh Dairy Direct - Morningstar	$214,589	$—	$—	$—	$—	$214,589
Whitewave - Alpro	27,125	—	—	1,713	—	28,838
Corporate	(40,640)	1,898	—	—	—	(38,742)
Facility closing and reorganization costs	(8,248)	—	8,248	—	—	—

Total operating income	$192,826	$1,898	$8,248	$1,713	$—	$204,685

Net income attributable to Dean Foods Company (d) (e)	$76,246	$1,150	$4,990	$—	$142	$82,528

Diluted earnings per share	$0.48	$0.01	$0.03	$—	$—	$0.52

*	See notes to Earnings Release Tables

DEAN FOODS COMPANY

Supplemental Segment Information

(Unaudited)

(In thousands)

Note: Table below illustrates the reclassification of segments which took effect January 1, 2010 on an unaudited, historical basis for the periods shown.

	Twelve months ended			Three months ended
	2009	2008	2007	2009
	December 31	December 31	December 31	March 31	June 30	September 30	December 31
Net sales to external customers:
Fresh Dairy Direct-Morningstar	$9,480,812	$10,924,394	$10,449,378	$2,343,386	$2,320,799	$2,319,235	$2,497,392
WhiteWave-Alpro	1,677,576	1,530,219	1,372,525	359,552	360,487	454,272	503,265

Total	$11,158,388	$12,454,613	$11,821,903	$2,702,938	$2,681,286	$2,773,507	$3,000,657

Intersegment sales:
Fresh Dairy Direct-Morningstar	$143,276	$147,697	$132,833	$35,523	$36,068	$34,480	$37,205
WhiteWave-Alpro	137,997	125,794	103,602	33,765	33,025	33,479	37,728

Total	$281,273	$273,491	$236,435	$69,288	$69,093	$67,959	$74,933

Operating income:
Fresh Dairy Direct-Morningstar	$756,673	$681,070	$624,510	$214,589	$203,498	$174,936	$163,650
WhiteWave-Alpro	129,635	115,626	118,404	27,125	31,171	31,550	39,789

Total reportable segment operating income	886,308	796,696	742,914	241,714	234,669	206,486	203,439
Corporate	(234,025)	(165,248)	(153,208)	(40,640)	(66,784)	(63,065)	(63,536)
Facility closing and reorganization costs	(30,162)	(22,758)	(34,421)	(8,248)	(11,414)	(6,303)	(4,197)
Other operating expense	—	—	(1,688)	—	—	—	—

Total	622,121	608,690	553,597	192,826	156,471	137,118	135,706

Other (income) expense:
Interest expense	246,494	308,080	333,202	68,299	59,966	59,509	58,720
Other (income) expense, net	(4,196)	933	5,926	195	(5,042)	493	158

Consolidated income from continuing operations before tax	$379,823	$299,677	$214,469	$124,332	$101,547	$77,116	$76,828

Depreciation and amortization:
Fresh Dairy Direct-Morningstar	$176,257	$180,661	$172,549	$43,513	$43,791	$43,331	$45,622
WhiteWave-Alpro	59,955	47,199	45,282	12,498	12,837	19,210	15,410
Corporate	18,740	10,146	14,067	4,593	4,190	5,364	4,593

Total	$254,952	$238,006	$231,898	$60,604	$60,818	$67,905	$65,625

Assets:
Fresh Dairy Direct-Morningstar	$5,520,813	$5,391,696	$5,414,184	$5,237,946	$5,266,821	$5,338,964	$5,520,813
WhiteWave-Alpro	2,015,994	1,404,095	1,347,050	1,408,285	1,397,693	2,035,504	2,015,994
Corporate	307,134	244,401	272,122	269,855	258,721	255,506	307,134

Total	$7,843,941	$7,040,192	$7,033,356	$6,916,086	$6,923,235	$7,629,974	$7,843,941

Capital expenditures:
Fresh Dairy Direct-Morningstar	$211,599	$165,613	$175,909
WhiteWave-Alpro	35,777	85,954	58,092
Corporate	20,839	5,398	7,447

Total	$268,215	$256,965	$241,448

For the three months ended March 31, 2009 and 2008, the adjusted results and certain other non-GAAP financial measures differ from the Company’s results under GAAP by excluding the following:

(a)	In accordance with the change in generally accepted accounting principles, effective January 1, 2009 all transaction-related fees on acquisitions are expensed as incurred. The adjustment reflects the elimination of transaction-related fees on acquisitions that have closed or are expected to close.

(b)	The adjustment reflects the elimination of charges related to announced facility closings and reorganization costs.

(c)	Effective January 1, 2009 the results of operations for the Hero/WhiteWave joint venture have been consolidated for financial reporting purposes. The adjustment reflects the operating loss attributable to the 50% interest in the Hero/WhiteWave joint venture that we do not own.

(d)	The adjustment reflects the income tax impact for income from continuing operations before income taxes adjustments (a) through (c).

(e)	The adjustment reflects the net income (loss) associated with previously reported discontinued operations.